EXHIBIT 11

                          TECHNE CORPORATION

                 CALCULATION OF BASIC EARNINGS PER SHARE


                                      Fiscal Years Ended June 30,

                                  2000         1999        1998
                                  ----         ----        ----

Net earnings                  $26,582,797  $16,656,010  $15,182,961

Weighted average number
  of common shares             20,312,741   20,117,367   18,952,968

Net earnings per shares       $      1.31  $     0.83   $      0.80




                 CALCULATION OF DILUTED EARNINGS PER SHARE


                                      Fiscal Years Ended June 30,

                                  2000         1999        1998
                                  ----         ----        ----

Net earnings                  $26,582,797  $16,656,010  $15,182,961

Weighted average number of
 common shares                 20,312,741   20,117,367   18,952,968
Dilutive effect of stock
 options and warrants             790,280      569,308      654,662
                              -----------  -----------  -----------
Average common and dilutive
 shares outstanding            21,103,021   20,686,675   19,607,630

Net earnings per shares       $      1.26  $      0.81  $      0.77